Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 5, 2024
Contact:	Timothy J. Mulvaney
Vice President, Treasurer and CFO
Telephone:	(540) 777-3997

RGC RESOURCES, INC. REPORTS

THIRD QUARTER EARNINGS

ROANOKE, Va.  (August 5, 2024)--RGC Resources, Inc. (Nasdaq:  RGCO) announced consolidated Company earnings of $156,692, or $0.02 per share, for the third quarter ended June 30, 2024, compared to $686,816, or $0.07 per share, for the fiscal quarter ended June 30, 2023.  The decline was the result of decreased operating income due to higher personnel and professional costs as well as persistent inflationary pressures across most areas compared to a year ago, along with lower noncash earnings from the Company’s investment in the Mountain Valley Pipeline, LLC (“MVP”) as the pipeline transitioned from construction to gas transmission operations.

CEO Paul Nester stated, “We are excited that the MVP went into service in June.  This milestone benefits our customers immediately as it enhances system reliability and stability.  It empowers new local customers in the short term as we expect to provide gas to our first customer in Franklin County in the fiscal fourth quarter. And finally, we believe the pipeline fosters regional growth in the long term by providing a reliable, low-cost source of energy for years to come.”

As noted above and announced last quarter, Roanoke Gas is experiencing increasing costs and has filed for relief through a rate application with the State Corporation Commission.  The interim rates went into effect July 1, 2024, subject to refund.

Through the first nine months of fiscal 2024, the Company’s net income of $11,620,074, or $1.15 per share, was up 13% from $10,285,107, or $1.04 per share, in the first nine months of the prior year, primarily due to earnings from the Company’s investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding inflation, customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations, expectations regarding the MVP and the Company’s rate application along with risks included under Item 1-A in the Company’s fiscal 2023 Form 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and fiscal year to date are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023

Operating revenues	$14,458,202	$13,660,245	$71,536,930	$84,972,237
Operating expenses	12,900,609	11,861,780	54,697,591	68,037,865
Operating income	1,557,593	1,798,465	16,839,339	16,934,372
Equity in earnings of unconsolidated affiliate	282,604	519,482	2,979,823	523,581
Other income (expense), net	(69,349)	6,725	140,924	203,155
Interest expense	1,567,093	1,423,566	4,769,979	4,188,592
Income before income taxes	203,755	901,106	15,190,107	13,472,516
Income tax expense	47,063	214,290	3,570,033	3,187,409

Net income	$156,692	$686,816	$11,620,074	$10,285,107

Net earnings per share of common stock:
Basic	$0.02	$0.07	$1.15	$1.04
Diluted	$0.02	$0.07	$1.15	$1.04

Cash dividends per common share	$0.2000	$0.1975	$0.6000	$0.5925

Weighted average number of common shares outstanding:
Basic	10,188,592	9,939,843	10,129,111	9,893,454
Diluted	10,192,797	9,942,871	10,132,347	9,899,221

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
Assets	2024	2023
Current assets	$25,408,031	$25,754,930
Utility property, net	257,936,755	243,087,547
Other non-current assets	30,809,374	25,923,607

Total Assets	$314,154,160	$294,766,084

Liabilities and Stockholders’ Equity
Current liabilities	$23,782,556	$27,252,815
Long-term debt, net	136,311,348	126,252,586
Deferred credits and other non-current liabilities	45,292,464	40,312,870
Total Liabilities	205,386,368	193,818,271
Stockholders’ Equity	108,767,792	100,947,813

Total Liabilities and Stockholders’ Equity	$314,154,160	$294,766,084